Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Zhongpin Inc.:

We consent to incorporation by reference in the registration statement (No. 333-156007) on Form S-8 of Zhongpin Inc. of our reports dated March 15, 2009, with respect to the consolidated balance sheets of Zhongpin Inc. and its subsidiaries as of December 31, 2008 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2008 and the effectiveness of Zhongpin’s internal control over financial reporting, which appear in the Annual Report on Form 10-K of Zhongpin Inc. for the period ended December 31, 2008, as amended by this Amendment No. 1 to Annual Report on Form 10-K/A.

/s/ BDO Guangdong Dahua Delu CPAs

Shenzhen, China
August 27, 2009